Exhibit 10.1

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (“Agreement”) between Cal Dive International, Inc., a Delaware corporation (the “Company”), and Brent D. Smith (the “Executive”) is dated as of August 25, 2010 (the “Agreement Date”).

WITNESSETH

Whereas, the Executive has been and will continue to be an Executive of the Company and as a result has had, and will continue to gain, access to and knowledge of certain trade secrets and other confidential information regarding the Company, including without limitation, the assets, manner of doing business, processes, techniques and other proprietary information which constitutes a valuable asset of the Company;

NOW, THEREFORE, in consideration of the mutual undertakings of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the meanings specified:

Section 1.1

Affiliate.  “Affiliate” shall mean any Person controlled by, controlling, or under common control with, the Company.

Section 1.2

Business.  “Business” shall mean the subsea marine construction business of the Company, including manned diving, pipelay and pipe burial services and platform installation and salvage services.

Section 1.3

Cause.  “Cause” shall mean the Executive’s (a) willful breach of Section 5.1 of this Agreement; (b) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (c) material breach of the Company’s Code of Ethics and Business Conduct, insider trading policy statement or other Board adopted policies applicable to management conduct; (d) knowing falsification of information contained in any report filed by the Company with the Securities and Exchange Commission or with any exchange on which the Company’s securities are listed for trading; or (e) substantial, willful and repeated failure to perform duties as instructed by the Company’s Board of Directors.

The Executive’s employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Executive a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called for such purpose (after reasonable notice is provided to the Executive and the Executive has had an opportunity, with counsel, to be heard by the Board) finding that the Executive should be terminated for Cause and specifying in reasonable detail the grounds therefore.

Section 1.4

Change of Control.  “Change of Control” shall mean:

(a)

the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of more than 30% of the outstanding shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), provided, however, that for purposes of this subsection (a), the following events shall not constitute a Change of Control:

(i)

The continuing ownership by Helix of those shares of Company Common Stock that Helix owns as of the date of this Agreement;

(ii)

 any Company issuance or sale of its Common Stock to a Person;

(iii)

any acquisition of Common Stock by the Company;

(iv)

any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Company Affiliate; or

(v)

any acquisition of Common Stock by any entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.3; or

(b)

individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director after the Agreement Date through either (i) an election by the Incumbent Board to fill a vacancy, or (ii) an election by the Company’s stockholders following a nomination of such individual by the vote of at least a majority of the directors then comprising the Incumbent Board,  shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office is a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c)

consummation of a reorganization, merger or consolidation, or sale or other disposition of all of substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(i)

Persons who were the beneficial owners of the Company’s outstanding Common Stock and any other securities of the Company having Voting Power immediately prior to such Business Combination continue to be the beneficial owners, respectively, of 50% or more of the then outstanding shares of common stock, and 50% or more of the Voting Power of the then outstanding voting securities of the corporation resulting from such Business Combination (which, for purposes of paragraphs (i), (ii) and (iii) hereof, shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company’s assets either directly or indirectly; and

(ii)

except to the extent that such ownership in the Company existed prior to the Business Combination, no Person (excluding, for the purpose of this clause, any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined Voting Power of the then outstanding voting securities of such corporation; and

(iii)

at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Business Combination, or, in the absence of an agreement, of the action taken by the Board approving such Business Combination; or

(d)

approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 1.5

Companies.  “Companies” shall mean the Company and its subsidiaries collectively.

Section 1.6

Company.  “Company” shall mean (a) the Company as defined above and its successors and assigns as permitted by Section 6.1(a), and (b) in appropriate contexts, any subsidiary or corporate Affiliate of the Company.

Section 1.7

Confidential Information.  “Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of any of the Companies, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by any of the Companies, whether produced by any of the Companies or any of their respective consultants, agents or independent contractors or by the Executive, and whether or not marked confidential, including without limitation information relating to any of the Companies’ services, projects or jobs, project or job locations, estimating or bidding procedures, bidding strategies, business plans, business acquisitions, joint ventures, processes, research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, pricing information and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

Section 1.8

Date of Termination.  “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company,  the date that the Company notifies the Executive of such termination or any later date specified in the notice of termination, which shall not be more than 15 days after the date of the notice; (b) if the Executive’s employment is terminated voluntarily by the Executive,  the date that the Executive notifies the Company of such termination or any later date specified therein (which date shall not be later than 15 days after the giving of such notice), as the case may be; or (c) if the Executive’s employment is terminated as a result of the Executive’s death or Disability,  the date of such death or the date of determination of such Disability pursuant to Section 1.9, as the case may be, but to the extent any payments or benefits provided herein do not qualify for an exclusion from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), a Date of Termination shall occur only if such termination described in this Section 1.8 qualifies as a “separation from service” under Section 409A.

Section 1.9

Disability.  “Disability” shall be deemed to have occurred if the Executive is rendered incapable of satisfactorily discharging his duties and responsibilities to the Company because of physical or mental illness, and either (i) the Executive becomes eligible to receive benefits under the Company’s long-term disability plan as in effect on the Date of Termination, or (ii) if the Company has no long-term disability plan in effect during such period, Employee shall be incapable of performing his duties for a period of 90 consecutive days or 120 or more non-consecutive days within any consecutive 365-day period.  In the event of a dispute between the Company and the Executive as to whether the Executive has a Disability, the determination shall be made by a licensed medical doctor selected by the Company and agreed to by the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. The Executive agrees to submit to such tests and examinations as such medical doctor shall deem appropriate.

Section 1.10

Good Reason.  “Good Reason” shall mean any of the following events or conditions, provided that (a) the Executive shall have provided written notice to the Company within 90 days of the initial existence of the condition described in this Section 1.10, (b) such event or condition continues uncured for a period of 30 days after written notice thereof is given by the Executive to the Company, and (c) the Date of Termination is no later than 180 days following the date of the initial existence of the condition described in this Section 1.10 that constitutes Good Reason; and provided further that, once there are more than three events that constitute Good Reason within any consecutive 12-month period, the need for the Executive to give notice is eliminated and the Company shall have no opportunity to cure:

(i)

A material reduction by the Company of the Executive's base salary that is then in effect, without his prior consent;

(ii)

A material diminution in the Executive's duties and status as an officer of the Company;

(iii)

A failure in any material respect by the Company to perform any of its obligations to the Executive under this Agreement; or

(iv)

The relocation by the Company of the Executive’s principal place of employment by the Company to a location that is more than 75 miles from the location of the Executive’s principal place of employment by the Company as of the Agreement Date; provided that the Company shall not be deemed to have relocated the Executive’s principal place of employment if the Company requires the Executive to perform his normal duties outside of the above location for less than an aggregate of 120 days during any consecutive period of 365 days, as long as no more than 30 days of any such 120 days are consecutive.

Section 1.11

Person.  “Person” shall mean a natural person or entity, and shall also mean any partnership, limited partnership, limited liability company, syndicate, or other group that would be treated as a Person under Sections 13(d)(3) or 14(d)(2) of the Exchange Act because it had been formed for the purpose of acquiring, holding, or disposing of a security; provided that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

Section 1.12

Prohibited Territories. “Prohibited Territories” shall mean those jurisdictions listed on Appendix A attached hereto, as it may be amended or modified from time to time in accordance with the provisions of Section 5.2 hereof.

Section 1.13

Section 409A.  “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations and guidance issued thereunder.

Section 1.14

Target Bonus.  “Target Bonus” shall refer to the target bonus established for the Executive for the year in which the termination occurs (waiving any subjective performance criteria and assuming achievement by the Company of all objective performance goals of the bonus plan at exactly 100%).

Section 1.15

Protected Period.  “Protected Period” shall mean the period beginning with the date of the Change of Control and continuing through the second anniversary thereof.

Section 1.16

Termination Bonus.  “Termination Bonus” shall mean an amount equal to the product of (a) the Target Bonus and (b) the fraction derived (expressed as a decimal) by dividing (1) the number of days in the year that preceded the date of termination by (2) 365.

Section 1.17

Voting Power.  “Voting Power” shall mean the rights vested, by law or the Company’s Certificate of Incorporation, in the stockholders, or in one or more classes of stockholders, to vote with respect to the election of directors.

ARTICLE 2
TERM

Section 2.1

Agreement Term.  This Agreement shall commence on the Agreement Date and continue in effect through December 31, 2012, provided, however, that, commencing on January 1, 2013 and each January 1st that is the second anniversary date thereafter, the term of this Agreement shall automatically be extended for two additional years unless, not later than 90 days prior to the expiration date, the Company or the Executive shall give written notice that it does not wish to extend the term of this Agreement, in which case the Agreement shall, subject to Section 3.6, be terminated as of December 31 of the year that notice is given. Notwithstanding any non-extension notice given by the Company, if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall continue in effect through the second anniversary of the Change of Control. For avoidance of doubt, if neither party shall have given timely written notice of termination of this Agreement prior to December 31, 2012, then the contract shall automatically be extended through December 31, 2014, and so forth.

ARTICLE 3
TERMINATION PRIOR TO CHANGE OF CONTROL

Section 3.1

Termination of Employment by the Company without Cause or by Executive for Good Reason.  If during the term of this Agreement, and prior to a Change of Control, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the following:

(a)

In addition to the sums payable in accordance with Section 3.4, an amount equal to the sum of (1) the Executive’s annual base salary in effect for the fiscal year that the Date of Termination occurs and (2) the Termination Bonus, which the Company shall pay such amount in a lump sum no later than 10 days after the Date of Termination.

(b)

Until the first anniversary of the Date of Termination, the Company shall provide group life, long-term disability and health insurance benefits (collectively, the “Group Benefits”) to the Executive commensurate with those provided to the Executive immediately prior to the Date of Termination (with the Executive to pay any portion of an insurance premium that the Executive paid prior to the Date of Termination) or, alternatively, the Company shall reimburse the out-of-pocket costs incurred by the Executive to obtain commensurate benefits, including a gross-up payment to offset the income tax consequences of such reimbursement; provided, that if the Executive is provided some or all of his Group Benefits by a subsequent employer, the Company’s obligation hereunder shall be limited to making up any shortfall to the extent the benefits provided by the subsequent employer are less favorable than those provided by the Company; and provided further, that Executive shall submit all benefit claims and requests for reimbursement hereunder timely so that all payments due under this Section 3.1(b) may be made by December 31 of the calendar year following the year in which the expense was incurred.  Any gross-up payment shall be paid no later than the end of the year following the year in which the Executive remits the taxes to the applicable taxing authority.

(c)

Continuation coverage under the Company’s plan(s) as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the Company’s group health plan(s), under the same terms and conditions applicable to other Company employees.

(d)

Automatic acceleration of the vesting of any stock options, restricted stock or restricted stock units granted to the Executive by the Company that were scheduled to vest by their terms within 12 months following the Date of Termination.  To the extent this Section 3.1(d) changes the terms of stock options, restricted stock or restricted stock units held by the Executive now or in the future in a manner that is beneficial to the Executive, this Section 3.1(d) shall be deemed to be an amendment to the agreement between the Company and the Executive setting forth the terms of such awards and shall form a part of such agreement.

Section 3.2

Other Severance Plans.  If the Executive becomes entitled to severance benefits under Section 3.1, the Company shall not be required to pay to the Executive  any additional severance payment under any other severance or salary continuation policy, plan, agreement or arrangement maintained by the Company unless such other policy, plan, agreement or arrangement expressly provides to the contrary, or unless Executive elects to take the benefits of such other plan or plans in lieu of the severance benefit payable under Section 3.1.

Section 3.3

Termination for Other Reasons.  If during the term of this Agreement, the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or as a result of Executive’s death or Disability, this Agreement shall terminate without further obligation to the Executive other than as provided in Section 3.4 hereof.

Section 3.4

Accrued Obligations and Other Benefits.  Upon the termination of Executive’s employment for any reason, the Company shall promptly pay the Executive or his legal representatives, in addition to any other benefits provided herein, and in addition to any other benefits in which the Executive is vested or becomes vested by virtue of the termination of his employment (a) the Executive’s base salary accrued through the Date of Termination, and (b) any accrued vacation pay, in each case to the extent not previously paid.

Section 3.5

Stock Options and Other Incentives.  The benefits provided for in this Article 3 are in addition to the value or benefit of any stock options, restricted stock, performance shares or similar awards, the exercisability, vesting or payment of which is accelerated or otherwise enhanced pursuant to the terms of any stock incentive plan or agreement heretofore or hereafter adopted by the Company upon a termination of Executive’s employment.

Section 3.6

Company Decision to not Renew Agreement. If during the two-year period beginning with January 1 of the year following the date the Company gives to the Executive a non-extension notice under Section 2.1, the Company terminates the Executive without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the same benefits as are provided under Section 3.1.

ARTICLE 4
TERMINATION FOLLOWING A CHANGE OF CONTROL

Section 4.1

Termination by the Company without Cause.  If following a Change of Control, the Company during the Protected Period terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, the Executive shall, subject to Section 4.2 hereof, be entitled to the following:

(a)

In addition to sums payable under Section 4.4, an amount equal to two times the sum of (a) the Executive’s annual base salary in effect for the fiscal year in which the Date of Termination occurs and (B) the Target Bonus.  The Company shall pay such amount in a lump sum no later than 10 days following the Date of Termination.

(b)

Until the second anniversary of the Date of Termination, the Company shall provide Group Benefits to the Executive commensurate with those provided to the Executive immediately prior to the Date of Termination (with the Executive to pay any portion of an insurance premium that the Executive paid prior to the Date of Termination) or, alternatively, the Company shall reimburse the out-of-pocket costs incurred by the Executive to obtain commensurate benefits, including a gross-up payment to offset the income tax consequences of such reimbursement; provided, that if Executive is provided some or all of his Group Benefits by a subsequent employer, the Company’s obligation hereunder shall be limited to making up any shortfall to the extent the benefits provided by the subsequent employer are less favorable than those that would be provided hereunder by the Company, and provided further, that Executive shall submit all benefit claims and requests for reimbursement hereunder timely so that all payments due under this Section 4.1(b) may be made by December 31 of the calendar year following the year in which the expense was incurred.  Any gross-up payment made hereunder shall be paid no later than the end of the year following the year in which the Executive remits the taxes to the applicable taxing authority.

(c)

Continuation coverage under the Company’s plan(s) as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the Company’s group health plan(s), under the same terms and conditions applicable to other Company employees.

(d)

Automatic acceleration of the vesting of all stock options, restricted stock or restricted stock units granted to the Executive by the Company prior to the Date of Termination.  To the extent this Section 4.1(d) changes the terms of stock options, restricted stock or restricted stock units held by the Executive now or in the future in a manner that is beneficial to the Executive, this Section 4.1(d) shall be deemed to be an amendment to the agreement between the Company and the Executive setting forth the terms of such awards and shall form a part of such agreement.

Section 4.2

Other Severance Plans.  If the Executive becomes entitled to receive severance benefits under Section 4.1, the Company shall not be required to pay the Executive any additional severance payment under any other severance or salary continuation policy, plan, agreement or arrangement maintained by the Company unless such other policy, plan, agreement or arrangement expressly provides to the contrary, or unless Executive elects to take the benefits of such other plan or plans in lieu of the  severance payment payable under Section 4.1.

Section 4.3

Termination for Other Reasons.  If during the Protected Period, the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or as a result of Executive’s death or Disability, this Agreement shall terminate without further obligation to the Executive other than as provided in Section 4.4 hereof.

Section 4.4

Accrued Obligations and Other Benefits.  Upon the termination of Executive’s employment for any reason, the Company shall promptly pay the Executive or his legal representatives, in addition to any other benefits provided herein, (a) the Executive’s base salary accrued through the Date of Termination and (b) any accrued vacation pay, in each case to  the extent not previously paid.

Section 4.5

Stock Options and Other Incentives.  The benefits provided for in this Article 4 are in addition to the value or benefit of any stock options, restricted stock, performance shares or similar awards, the exercisability, vesting or payment of which is accelerated or otherwise enhanced pursuant to the terms of any stock incentive plan or agreement heretofore or hereafter adopted by the Company upon a termination of Executive’s employment.

Section 4.6

Excise Tax Provision.

(a)

Notwithstanding any other contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of

Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce the Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made.  “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Executive under the Agreement, plus (ii) all other payments and benefits which Executive receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.  The parachute payments reduced shall be those that provide Executive the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that the Executive may elect to have the noncash payments and benefits due the Executive reduced (or eliminated) prior to any reduction of the cash payments due under this Agreement.

(b)

All determinations required to be made under this Section 4.6 shall be made by the accounting firm that was the Company’s independent auditor prior to the Change of Control or any other third party acceptable to the Executive and the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)

For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the payments shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

ARTICLE 5
NONDISCLOSURE, NONCOMPETITION AND NONSOLICITATION

Section 5.1

Nondisclosure of Confidential Information.  Executive acknowledges and agrees that in the course of his employment, he has been in a position to have access to and develop Confidential Information.  The Company promises to continue to provide Confidential Information to Executive during his tenure as an employee of the Company.  As long as Executive is an employee of the Company, the Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which the Executive obtained during the Executive’s employment (whether prior to or after the Agreement Date) and shall use such Confidential Information solely in the good faith performance of his duties for the Company.  If the employment of the Executive is terminated for any reason, then, commencing with the Date of Termination and continuing perpetually thereafter, the Executive shall (a) not communicate, divulge or make available to any Person (other than the Company) any such Confidential Information, except with the prior written consent of the Company or as may be required by law or legal process, and (b) deliver promptly to the Company upon its written request any Confidential Information in his possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto, provided that Executive need not deliver to the Company, and may retain, one copy of any personal diaries, calendars, rolodexes or personal notes of correspondence.  If the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Executive shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

Section 5.2

Noncompetition; Nonsolicitation.  The Executive acknowledges that in the course of his employment with the Company he has become familiar, and during the course of his employment with the Company he will become familiar, with such Confidential Information, that he has developed the goodwill of the Company and will continue to be in a position to develop the goodwill of the Company, and that his services have been and will be of special, unique and extraordinary value to the Company.

Therefore, the Executive agrees that during the term of this Agreement and for a period following the Date of Termination of (i) two years if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, and (ii) one year if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason,  the Executive will not:

(a)

directly or indirectly, engage or invest in, own, manage, operate, finance, control, or acquire an interest in, be employed by or render services to, or otherwise engage, participate in, or be associated or in any manner connected with (whether as a proprietor, partner, stockholder, member, director, officer, employee, joint venturer, investor, consultant, agent, sales representative, broker or other participant) any person engaged in or planning to become engaged in any business in competition with the Business within the Prohibited Territories;

(b)

contact any customer of the Company to solicit, divert or entice away the business of such customer, or otherwise disrupt the relationship between such customer and the Company;

(c)

solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company, to discontinue, reduce or limit the extent of such relationship with any of the Companies; or

(d)

make contact with any employee of the Company for the purpose of soliciting such employee for hire, whether as an employee, independent contractor, consultant or otherwise, or otherwise disrupting such employee’s relationship with the Company.

The Executive agrees that he will, at any time prior to the Date of Termination, and at the Company’s request, promptly execute any amendment or modification of the Prohibited Territories (by amending Appendix A) that is necessary to reflect the appropriate jurisdictions,  including, without limitation, to add any additional jurisdictions where the Company engages in business in the future.  All references to Appendix A in this Agreement shall be deemed to refer to Appendix A as so amended or modified.

The Executive agrees that: (i) the covenants and agreements set forth in this  Section 5.2 are reasonable both in scope of geographical area and duration, (ii) the Company would not have entered into this Agreement but for such covenants of the Executive, (iii) such covenants have been made in order to induce the  Company to enter into this Agreement, and (iv) such covenants and agreements are reasonable and necessary for the protection of the Confidential Information, assets, goodwill and business acquired by the Company.  To the extent permitted by applicable law, Executive covenants and agrees not to institute, maintain, prosecute or in any way aid in the institution, maintenance or prosecution of any lawsuit, action, claim, arbitration or other proceeding against the Company or any of its Affiliates with respect to the enforceability of the covenants contained in this Section 5.2 and Executive hereby irrevocably waives all defenses otherwise available to the Executive with respect to the strict enforcement of such covenants and agreements by the Company.

Section 5.3

Injunctive Relief; Forfeiture of Future Payments and Benefits; Other Remedies.  The Executive acknowledges that a breach by the Executive of Sections 5.1 or 5.2 herein would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of Sections 5.1 or 5.2 herein during or after the Date of Termination, the Company shall be entitled to injunctive relief restraining the Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law.  Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.  In addition to the foregoing remedies, the

Company shall have the right upon the occurrence of any breach of any nondisclosure, noncompetition or nonsolicitation covenant contained in this Article 5, to cancel any unpaid severance payments, salary, bonus, commissions or reimbursements otherwise outstanding at the Date of Termination, including the suspension or elimination of payments and benefits under Articles 3 and 4.  The Executive acknowledges that any such suspension or elimination of payments would not constitute, and should not be characterized as, liquidated damages.

Section 5.4

Governing Law of this Article 5; Consent to Jurisdiction.

(a)

Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article 5 or the territorial scope or duration thereof or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of Texas.  The parties agree that it is their mutual intent that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect, and, to the extent permitted by applicable law, the parties waive any provision of applicable law that would render any provision of Article 5 invalid or unenforceable.

(b)

The Executive expressly, knowingly and voluntarily agrees that the covenants and agreements of Section 5.2 will be governed by and interpreted in accordance with the laws of Texas, and the Executive expressly, knowingly and voluntarily consents to jurisdiction in state or federal court in Harris County, Texas, for any disputes arising out of or related to the covenants and agreements set forth in Section 5.2.

Section 5.5

The Executive’s Understanding of this Article.  The Executive represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article 5 (including Appendix A hereto).  The Executive acknowledges that the covenants contained in Article 5 are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Executive and the length of time it would take the Company to find and train a suitable replacement, and (b) the nature and scope of the operations of the Company.

ARTICLE 6
MISCELLANEOUS

Section 6.1

Binding Effect; Successors.

(a)

This Agreement shall be binding upon and inure to the benefit of the Company and its successors or assigns, but the Company may assign this Agreement only (i) to an Affiliate or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

(b)

This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c)

The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company to assume unconditionally in writing this Agreement.

(d)

The Company shall also require all entities that control or that after a transaction will control (directly or indirectly) the Company or any such successor or assignee to agree in writing to cause to be performed all of the obligations under this Agreement.

Section 6.2

Notices.  All notices, claims, demands, or consents contemplated hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt.  All such notices must be addressed as follows:

If to the Company, to:

Cal Dive International, Inc.

2500 CityWest Blvd, Suite 2200

Houston, Texas  77042

Facsimile:

713-586-7338

Attention:

Lisa M. Buchanan

General Counsel

If to the Executive, to:

Brent D. Smith

15715 Knauff Ranch Court

Cypress, Texas 77429

or such other address as to which any party hereto may have notified the other in writing.

Section 6.3

Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws.

Section 6.4

Withholding.  The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

Section 6.5

Amendment, Waiver.  No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

Section 6.6

Severability of Article 5.  If any term or provision of Article 5 of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Executive and the Company intend for any court construing the terms and provisions of Article 5 to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of Article 5, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby.

Section 6.7

Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach thereof.

Section 6.8

Remedies Not Exclusive.  No remedy specified herein shall be deemed an exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies available by applicable law.

Section 6.9

Company’s Reservation of Rights.  The Executive serves at the pleasure of the board of directors and that the Company has the right at any time to terminate the Executive’s employment by the Company, or to change or diminish his status, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

Section 6.10

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 6.11

Release.  Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to Articles 3 and 4 of this Agreement until Executive has executed a general release of all claims Executive may have against the Company in a form reasonably acceptable to the Company.

Section 6.12

Mutual Nondisparagement.  Each party agrees that, following the Executive’s termination of employment, such party will not make any public statements which materially disparage the other party.  Notwithstanding the foregoing, nothing in this Section 6.13 shall prohibit any person from making truthful statements when required by law, order of a court or other body having jurisdiction.

Section 6.13

Assistance with Claims.  Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his employment by the Company, he will assist the Company in the defense of any claims, or potential claims that may be made or threatened to be made against it in any legal, arbitration or governmental proceeding or investigation (a “Proceeding”), and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding.  The Company shall reimburse Executive for all of Executive’s reasonable out-of- pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and, following the Date of Termination, shall pay a reasonable per diem fee that is commensurate with the services required of the Executive.

Section 6.14

No Set-Off; No Mitigation Obligation.  The obligations of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others other than as set forth in Sections 3.1(b), 3.2, 4.1(b), 4.2 and 5.3 hereof.  In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts or benefits payable to the Executive under any of the provisions of this Agreement.

Section 6.15

Benefit Plans.  If, for any period during which the Executive is entitled to continued benefits under this Agreement, the Company reasonably determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, then, in lieu of providing benefits under any such plan, the Company shall provide comparable benefits or the cash equivalent of the cost thereof (after taking into account all tax consequences thereof to the Executive and the Executive’s dependents as the case may be) to the Executive and, if applicable, the Executive’s dependents through other arrangements.

Section 6.16

Resignation from Board of Directors.  If the Executive is a director of the Company and his status as an employee is terminated for any reason other than death, the Executive shall, if requested by the Company, and as a condition to be paid or reimbursed any amounts or benefits hereunder, immediately resign as a director of the Company.

Section 6.17

Mediation; Preservation of Legal Rights.  Except as may be otherwise provided in Article 5 of this Agreement, any dispute or controversy arising under or in connection with this Agreement (“Dispute”) shall be settled in accordance with the procedures described in this Section 6.17.

(a)

The parties shall attempt in good faith to resolve any Dispute promptly by discussions between Executive and executives or members of the Board of Directors of Company (“Company Representatives”) who have authority to settle the Dispute.  Either party may give to the other party notice (a “Dispute Notice”) of any Dispute not resolved in the normal course of business.  Within five days after delivery of such notice, the Executive and Company Representatives shall agree upon a mutually acceptable time and place to meet and shall meet at the time and place agreed, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute.  The first such meeting shall take place within 30 days of the Dispute Notice.  If the parties are unable to resolve the Dispute within 30 days of the first meeting, or if the parties fail to agree on a time and place for an initial meeting within five days of delivery of the Dispute Notice, either party may initiate mediation and litigation of the Dispute as provided hereinafter.  If a party intends to be accompanied at any meeting by an attorney, the other party shall be given at least three business days’ notice of that intention and may also be accompanied by an attorney.  All discussions pursuant to this Section 6.17 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

(b)

If the Dispute is not resolved through discussion as provided in Section 6.17(a), either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator.  If the parties are unable to agree upon a neutral party, they shall seek the assistance of the company’s outside general counsel in the selection process.

(c)

If the parties are unable to resolve the Dispute through the foregoing non-binding procedures, each party shall have the full right to seek resolution of the Dispute through legal action.  Any lawsuit relating to a Dispute arising out of or relating to this Agreement that is not resolved by the non-binding procedures provided above must be brought in a state or federal court located in Harris County, Texas.  The parties agree to waive trial by jury.

(d)

Notwithstanding the Dispute resolution provisions of this Section 6.18, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 6.17 and to seek injunctive relief to protect the party’s rights pending resolution of a Dispute pursuant to Section 6.17.

Section 6.18

Company’s Representations.  The Company represents and warrants that it is fully authorized to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

Section 6.19

Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

Section 6.20

Deferred Compensation Laws.  The payments and benefits provided herein are intended to meet the requirements of exclusions from compliance with Section 409A of the Code.  If the compensation agreed to be paid to the Executive by the Company hereunder does constitute non-qualified deferred compensation subject to Section 409A and the provisions hereof do not meet the requirements of Section 409A, the parties agree to negotiate in good faith amendments to the Agreement necessary or desirable to avoid additional taxes and penalties imposed by Section 409A as a result of the compensation agreed to be paid hereunder.

Section 6.21

Certain Pre-Change-of-Control Terminations.  Notwithstanding any other provision of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Employee with Good Reason, if (i) the Employee’s employment is terminated by the Company without Cause prior to a Change of Control (whether or not a Change of Control actually occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control, (ii) the Employee terminates his employment for Good Reason prior to a Change of Control (whether or not a Change of Control actually occurs) and the act, circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason and such termination without Cause or the act, circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change of Control and occurred after either a letter of intent with respect to such a transaction or a public announcement of a proposed transaction is made,  provided that, in the case of (iii) above,  any requirement that the

Company pay the amounts required by Section 4.1(a) shall only be required if the transaction is in fact consummated, and if the proposed transaction is abandoned or terminated by the Company or the other Person prior to consummation, then the Executive’s entitlement to a payout under Section 4.1(a) shall revert to that required under the first sentence of Section 3.1(a) hereof (as if a deemed Change of Control had not happened).

Section 6.22

Survival.  Notwithstanding the expiration of the term of this Agreement by virtue of Section 2.1 or otherwise, any provision of this Agreement which by its terms is intended to have continuing effect beyond the date on which the term of this Agreement expires, shall continue in full force and effect and shall be enforceable in accordance with its terms by the parties hereto.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Agreement Date.

COMPANY:

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Quinn J. Hébert
Quinn J. Hébert Chairman, President and Chief Executive Officer

EXECUTIVE:

/s/ Brent D. Smith
Brent D. Smith

Appendix A

JURISDICTIONS

The State of Texas, USA

The State of Mississippi, USA

The State of Alabama, USA

The following parishes in the state of Louisiana, USA:

Cameron

Vermilion

Lafayette

Iberia

St. Mary

Terrebonne

Lafourche

Jefferson

Plaquemines

St. Bernard

Orleans

Mexico

Singapore

Australia

U.A.E.

Indonesia

Malaysia

India

China

A-1